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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT




         University Bank, a Michigan state chartered bank.

         Midwest Loan Services, Inc., a Michigan Corporation (80% owned by
                     University Bank)


         University Insurance & Investment Services, Inc., a Michigan
                     Corporation (100% owned by University Bank)